Exhibit 10.1
AMENDMENT NO. 2 (RENEWAL)
TO TRADEMARK LICENSE AGREEMENT
     This Amendment No. 2 dated November 1, 2006 amends that certain Trademark License Agreement dated August 9, 2000 (the “Agreement”) and as amended on October 18, 2004 by and between LEVI STRAUSS & CO., a Delaware corporation, (“LS&CO.”) and GENESCO INC. (“Licensee”), a Tennessee corporation located at 1415 Murfreesboro Road, Nashville, TN 37217.
     Whereas, LS&CO. and Licensee wish to amend the Agreement as set forth below:
1.	Section 1, “Grant of License” is hereby amended by replacing Exhibit A (Trademarks) in its entirety with the new Exhibit A attached hereto and by replacing Exhibit B (Products) in its entirety with the new Exhibit B attached hereto.

2.	Section 2.1, “Initial Term” shall be amended to reflect that the Agreement is renewed for one additional three (3) year period commencing on January 1, 2007 and ending on December 31, 2009.

3.	Section 2.2, “Renewal Term” shall be deleted in its entirety and substituted with the following:

“This Agreement may be renewed upon written request of Licensee delivered to LS&CO. not earlier than February 1, 2009 and not later than March 1, 2009, for one (1) additional three (3) year term, commencing on January 1, 2010 and ending on December 31, 2012 (if renewed then, the “Renewal Term”; the Initial Term and the Renewal Term may be referred to interchangeably as “Term”). The Agreement shall be eligible for renewal only if: (i) Licensee’s Net Sales of Products for the Annual Period beginning January 1, 2008 exceed $65,000,000 (ii) Licensee’s projected Net Sales for the Renewal Term submitted pursuant to this Section 2.2 and used to calculate the Guaranteed Minimum Royalties for the Renewal Term are equal to or greater than the projected Net Sales for the final Annual Period of the Initial Term (or 2009), and (iii) Licensee is in compliance with all terms and conditions contained in this Agreement and there is no outstanding Event of Default existing on the date Licensee delivers its notice of renewal or at any time during the balance of the Term. Licensee shall include with its renewal notice data demonstrating that the renewal condition set out in clause (i) is satisfied, a written certification by the president, a vice president or the chief financial officer to the effect that the condition set out in clause (iii) is met and Licensee’s projected Net Sales of Products during the contemplated Renewal Term. Within thirty (30) days after receipt of Licensee’s renewal notice, LS&CO. shall notify Licensee whether or not the conditions are met and the Agreement is, in fact, renewed. If the Agreement is not renewed, it shall expire and terminate at the end of the relevant Term. Licensee’s failure to timely deliver its notice of renewal shall be treated as a final decision by Licensee that it has elected not to renew.”
4.	Section 3.1, “Guaranteed Minimum Royalty” shall be deleted in its entirety and substituted with the following:
     “3.1 Guaranteed Minimum Royalty. Licensee shall pay to LS&CO. a non-recoupable guaranteed minimum royalty (the “Guaranteed Minimum Royalty”) in respect of each Annual Period. The guaranteed Minimum Royalty shall be as follows:

Annual Period	Guaranteed Minimum Royalty
2007	$3,205,000
2008	$3,444,000
2009	$3,274,000
Licensee shall pay to LS&CO. no later than thirty (30) days after the end of each quarterly period an amount equal to one-quarter (1/4) of the Guaranteed Minimum Royalty payment for that Annual Period plus the excess, if any, of Earned Royalties in a quarter over the Guaranteed Minimum Royalty for that quarter. The parties understand and acknowledge that, at the end of any Annual Period, Licensee’s royalty obligations shall be no more than the greater of the Guaranteed Minimum Royalty payment or the cumulative Earned Royalties for that Annual Period.
5.	Section 3.2, Earned Royalty shall be deleted in its entirety and substituted with the following:
     “3.2 Earned Royalty.
     (a) Licensee shall pay to LS&CO. an earned royalty rate on First Quality Products equal to (redacted) of Net Sales. However, during any Annual Period, should total Product sales exceed $71,000,000, provided that First Quality sales make up at least $68,500,000 of the $71,000,000 Net Sales amount (together, the “Net Sales Target”), Licensee shall receive a reduction in the royalty rate owed on First Quality Products equal to one-half a percent, such that a royalty rate of (redacted) shall apply to all Net Sales of First Quality Products during that Annual Period (either rate, the “Earned Royalty Rate”).
     (b) Licensee’s projected Earned Royalty Rate for each Annual Period shall be determined based on the Sales Plan submitted pursuant to Section 4 of this Agreement; Licensee will then make royalty payments for the upcoming Annual Period based on the Earned Royalty Rate dictated by projected Net Sales vis-à-vis the Net Sales Target. If, at any time during the year, Licensee exceeds the Net Sales Target and therefore Licensee’s actual Earned Royalty Rate is less than the projected Earned Royalty Rate, Licensee shall receive a credit towards its next quarterly payment due equal to the difference between the actual Earned Royalties owed and the Earned Royalty amounts paid to date. If, at the end of the year, it turns out that Licensee’s actual Earned Royalty Rate is greater than the projected Earned Royalty Rate because Licensee has not met the Net Sales Target as anticipated in the Sales Plan, Licensee shall pay LS&CO., at the time it delivers the annual statement for that Annual Period as described in Section 9.2, the difference between the actual Earned Royalties owed and the Earned Royalty amounts paid to date with its next quarterly payment.
     (c) During each Annual Period, Licensee shall pay to LS&CO. an earned royalty rate on items produced that are merchantable but not suitable for sale at list price because they contain minor production or material flaws not affecting proper usage of the Trademarks (“Seconds”) or First Quality Products sold at a discount off of published wholesale price of no less than twenty-five percent (25%) (“Closeouts”; Seconds and Closeouts together, “Second Quality Products”), equal to (redacted). Licensee shall pay First Quality Earned Royalty Rate on Second Quality Products for any Annual Period to the extent that sales of Second Quality Products (other than Involuntary Discontinuations as defined below) are greater than (redacted) of total Product sales (in terms of dollars) (the “Second Quality Cap”). For any such Annual Period, Licensee shall pay LS&CO., at the time it delivers the annual statement for that Annual Period as described in Section 9.2, an amount equal to the difference between the First Quality Earned Royalty Rate and the Second Quality Earned Royalty Rate on all Net Sales of Second Quality Products above the Second Quality Cap.
     (d) In the event that LS&CO. notifies licensee in writing that one or more of the Trademarks will be removed form Exhibit A in one hundred fifty (150) days or less, Licensee may sell Products bearing the formerly approved Trademarks as Closeouts only to those Approved Retailers approved under Section 8.3 for a period of one hundred twenty (120) days after Licensee receives written notice from LS&CO. of the removal of said Trademarks from Exhibit A (“Involuntary Discontinuations”). Licensee shall pay to LS&CO. the Second Quality Royalty Rate on any Involuntary Discontinuations.
          (e) “Net Sales” shall mean the gross invoice price billed to Approved Retailers or other customers, if any, less actual and customary returns, separately listed applicable taxes and separately listed merchandising allowances actually applied to Approved Retailers in an amount up to one percent (1%) of Net Sales per Annual Period. No other deduction or recoupment shall be allowed of any kind, including, without limitation and by way of example, cash discounts, early payment discounts, year end rebates, costs incurred in manufacturing, selling, distributing, shipping and handling costs, advertising (including cooperative and promotional allowances, fixturing, merchandising guides, displays, or the like), uncollectible accounts, commissions, or any other amounts, nor shall such deductions or recoupment be netted against the sales price to arrive at the gross invoice price or any reduced gross invoice price. A Product shall be considered “sold” on the earlier of the date when the Product is billed or invoiced, shipped, consigned or paid for. The terms of payment or credit concerns relating to Approved Retailers or otherwise shall not affect Licensee’s royalty payment obligations.
6.	Section 4.2 Consumer Advertising shall be deleted in its entirety and substituted with the following:

“During each Annual Period, Licensee shall pay to LS&CO., or to such other person or entity as LS&CO. may designate, an amount equal to (redacted) of the projected aggregate Net Sales for that Annual Period (the “Marketing Contribution”) based on the Sales Plan described in Section 4.1. Licensee shall pay these amounts to LS&CO. within thirty (30) days after receipt of invoices from LS&CO., it being understood that LS&CO. anticipates issuing these invoices at the time of the underlying expenditure for marketing activities. If actual aggregate Net Sales exceed projected Net Sales for any Annual Period, then Licensee shall pay to LS&CO. an additional amount equal to (redacted) of the excess, with that amount payable in, and for use during, the next Annual Period, in addition to the Marketing Contribution otherwise due for that Annual Period. Marketing Contributions shall be separate from and shall not be subject to credit for expenditures by Licensee for cooperative advertising, trade advertising, fixture programs, trade shows, sampling or any other promotional or sales material. LS&CO. shall use these funds for consumer marketing of the brand and branded products through vehicles and at the times and in the manner as LS&CO. may determine, Licensee acknowledging that it may not receive any direct or pro rata benefit from its Marketing Contributions.”

7.	Section 10, Global Sourcing and Operating Guidelines shall be deleted in its entirety and substituted with the following:
10. Global Sourcing and Operating Guidelines
     10.1 LS&CO. Reputation. LS&CO. has and is determined to maintain a worldwide reputation for ethical business conduct. To that end, LS&CO. adopted Global Sourcing and Operating Guidelines (“GSOG”) setting forth standards of conduct it requires from, among others, its licensees, including Licensee. Licensee acknowledges that its conduct, and the conduct of any subcontractor, must reflect positively on LS&CO.’s reputation and accordingly agrees to the provisions of this Section 10. Additionally, Licensee understands and agrees that LS&CO. may, from time to time, disclose Licensees’ customers and suppliers, along with LS&CO.’s customers and suppliers, in governmental or public filings, on LS&CO.’s corporate website or otherwise in line with the goal of maintaining transparency and high standards of ethical business conduct.

     10.2 Ethical Responsibility. Licensee agrees that it shall, and shall cause its subcontractors to follow the highest standards of business ethics in conducting all aspects of its operations under this Agreement.
     10.3 Global Sourcing and Operating Guidelines.
          (a) Licensee represents and warrants that its key officers and managers have read and understand the GSOG, including but not limited to its Business Partner Terms of Engagement (“TOE”) and the Country Assessment Guidelines attached to this Agreement as Exhibit H.
          (b) Licensee agrees that it shall, and shall cause its permitted subcontractors to, comply with the requirements of the GSOG at all times.
     10.4 Effect on Compliance with Laws. Licensee shall be fully responsible for compliance with all local laws and regulations applicable to Licensee’s operations. If the requirements of the GSOG are stricter than the requirements of applicable law, the requirements of the GSOG shall control.
     10.5 TOE Assessment. Licensee acknowledges that LS&CO. requires official, approved TOE assessments (“TOE Assessments”) to be performed from time to time to ensure TOE compliance on all manufacturing facilities or subcontractors used by Licensee to produce any Products, including branded samples. Licensee shall, at Licensee’s sole expense, conduct all TOE Assessments required by LS&CO. through Verité Inc. or another LS&CO. approved third-party monitoring company.
          (a) For the purposes of monitoring compliance with this Section Licensee shall provide LS&CO. with a complete list of all the manufacturing facilities, subcontractors and suppliers it intends to use, including details of the purposes of the proposed use of such manufacturing facilities, subcontractors and suppliers. Licensee represents that it is presently using the third-parties listed on Exhibit J to manufacture Products, and that it is not subcontracting with a third party beyond those listed on Exhibit J. Licensee shall, within thirty (30) days after completion of a manufacturing facility TOE Assessment, deliver a copy of the assessment to LS&CO. Licensee shall not begin production at any manufacturing facility until LS&CO. reviews and approves, as specified under Section 19, the TOE Assessment. Licensee acknowledges that LS&CO.’s goal is to provide visibility with respect to all of the contractors and suppliers producing products bearing LS&CO. brands. To that end, LS&CO. may, from time to time, disclose Licensee’s contractors and suppliers in governmental or public filings, on LS&CO.’s corporate website or otherwise.
          (b) It is understood and agreed that LS&CO. makes no representations or warranties with respect to the GSOG, including the TOE and the TOE Assessments, and that LS&CO. shall not be liable to Licensee or its subcontractors or its suppliers for any failure to comply with the GSOG, the TOE or the LS&CO. Restricted Substances List. Any verification or monitoring shall not relieve Licensee from its obligation to strictly comply with the GSOG, the TOE, the LS&CO. Restricted Substances List and all applicable laws and regulations.
          10.6 Effect of Breach. This Section 10 is of the essence of this Agreement. Any failure by Licensee or any of its subcontractors to comply with the GSOG shall be grounds for declaration of an Event of Default by LS&CO. under Section 13.
          10.7 Effluent Guidelines. Licensee agrees to follow LS&CO.’s Worldwide Effluent Guidelines set out on Exhibit K-1. Licensee shall submit a quarterly report in the form set out on Exhibit K-2 attesting to its compliance with those guidelines and an annual report in the form set out on Exhibit K-3 attesting to its compliance with guidelines relating to metal discharge, and deliver copies of each report to LS&CO. as specified on Exhibit K-2 and Exhibit K-3.
8.	Section 24. “Notices” shall be amended by substituting LS&CO.’s contacts as follows:
If to LS&CO.:
Jim Tibbs
Sr. VP Men’s Merchandising & Design and Brand Licensing, Dockers®
Levi Strauss & Co.
1155 Battery Street
San Francisco, CA 94111
Telephone: (415) 501-6000
Facsimile: (415) 501-1484
With a copy to:
Hilary A. Fenner
Assistant General Counsel
Levi Strauss & Co.
1155 Battery Street
San Francisco, CA 94111
Telephone: (415) 501-6000
Facsimile: (415) 501-7650
9.	Except as set forth above, all other terms and conditions contained in the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 by their respective officers hereunto duly authorized as of the day and year first written above.

LEVI STRAUSS & CO.		GENESCO, INC.

By:	/s/ John Goodman John Goodman President and Commercial General Manager, Dockers®	By: Name: Title:	/s/ Jonathan Caplan Jonathan Caplan CEO — Brand Group